SJW GROUP

AMENDED AND RESTATED FORMULAIC EQUITY AWARD PROGRAM
FOR NON-EMPLOYEE BOARD MEMBERS

I.IMPLEMENTATION
This award program (the “Automatic Grant Program”) is implemented under the SJW Group Long-Term Incentive Plan, as amended and restated on July 29, 2015 and October 28, 2021 (the “Plan”) and shall become effective at the close of business on January 1, 2023, subject to ratification by the Board of Directors (the “Board”) of SJW Group (the “Corporation”).
Unless indicated to the contrary, all capitalized terms in this Automatic Grant Program shall have the meanings assigned to them in the Appendix to the Plan.
II.AWARD TERMS
A.Automatic Grants. The Awards to be made pursuant to the Automatic Grant Program shall be as follows:
1.At the close of business on the date of each annual meeting of the Corporation’s shareholders, beginning with the 2022 Annual Meeting, each individual who is elected or re-elected to serve as a non-employee Board member shall automatically be granted an Award in the form of restricted stock units covering that number of shares of Common Stock (rounded up to the next whole share) determined by dividing the Applicable Annual Amount (as defined below) by the Fair Market Value per share on such date. There shall be no limit on the number of such annual grants any one continuing non-employee Board member may receive over his or her period of Board service, and non-employee Board members who have previously been in the employ of the Corporation (or any Parent or Subsidiary) shall be eligible to receive one or more such annual grants over their period of continued Board service.
2.Each individual who commences service as a non-employee Board member following the date of an annual meeting of the Corporation’s shareholders, but before the date that is two months prior to the next annual meeting of the Corporation’s shareholders (the “New Non-Employee Director”), shall automatically be granted an Award (the “New Non-Employee Director Award”) on the date of commencement of such service in the form of restricted stock units covering that number of shares of Common Stock (rounded up to the next whole share) determined by (i) dividing the Applicable Annual Amount by the Fair Market Value per share on the date of grant of the New Non-Employee Director Award, and (ii) multiplying the number obtained from clause (i) by a fraction, with the numerator being the number of months (with each partial month rounded up to a whole number) elapsed from the date the New Non-Employee Director commenced service to the estimated date of the next annual meeting of the Corporation’s shareholders, and the denominator being twelve (12). Each New Non-Employee Director shall be eligible for an Award pursuant to the terms of paragraph A.1 of this Section as of the next annual meeting following the date the New Non-Employee Director commences service as a non-employee Board member.
3.The Applicable Annual Amount shall be Ninety-Five Thousand Dollars ($95,000.00) per non-employee Board member for the Awards to be made at each annual meeting of the Corporation’s shareholders, commencing with the 2023 Annual Meeting.
4.Each restricted unit awarded under the Automatic Grant Program shall entitle the non-employee Board member to one share of Common Stock on the applicable vesting date of that unit.

B.Vesting of Awards and Issuance of Shares.
5.Each restricted stock unit award granted under paragraph A.1. of this Section shall vest in full upon the non-employee Board member’s continuation in Board service through the date of the first annual shareholders meeting following the annual shareholders meeting at which that restricted stock unit award was made.
6.Each restricted stock unit award granted under paragraph A.2. of this Section shall vest on the one-year anniversary of the date such award was granted, subject to the non-employee Board member’s continuation in Board service through such date.
7.In the event that the non-employee Board member (including any New Non-Employee Director) ceases Board service by reason of death or Permanent Disability prior to the vesting date set forth herein, then his or her restricted stock unit award outstanding under the Automatic Grant Program at the time of such cessation of Board service shall immediately vest in full at that time.
8.The shares of Common Stock underlying each restricted stock unit award which vests in accordance with the foregoing vesting provisions shall be issued as soon as administratively practicable following the vesting date, but in no event more than fifteen (15) business days after such vesting date.
C.Dividend Equivalent Rights. None of the restricted stock unit awards granted under the Automatic Grant Program shall include any dividend equivalent rights, and the holder of each restricted stock unit award under the Automatic Grant Program shall not have any shareholder rights with respect to the shares of Common Stock subject to that award until the award vests and the shares of Common Stock are issued to such holder.
D.Retention of Issued Shares. Each non-employee Board member who participates in the Automatic Grant Program shall, with respect to each restricted stock unit award he or she receives under such program, retain beneficial ownership of at least fifty percent (50%) of the shares of Common Stock issued in connection with the vesting of that award until such time as such individual is in compliance with the equity ownership guidelines that the Corporation from time to time establishes for its non-employee Board members. In no event may the non-employee Board member sell or otherwise transfer beneficial ownership of more than fifty percent (50%) of the shares issued to him or her under the Automatic Grant Program unless he or she is at the time of such sale or transfer in full compliance with the equity ownership guidelines in effect at that time for the non-employee Board members.
III.CHANGE IN CONTROL
Should the non-employee Board member continue in Board service until the effective date of an actual Change in Control transaction, then the shares of Common Stock subject to any outstanding restricted stock unit award made to such Board member under the Automatic Grant Program shall, immediately prior to the effective date of that Change in Control transaction, vest in full and shall be issued to him or her as soon as administratively practicable thereafter, but in no event more than fifteen (15) business days after such effective date, or shall otherwise be converted into the right to receive the same consideration per share of Common Stock payable to the other stockholders in the Change in Control and distributed at the same time as such stockholder payments, but in no event later than the later of (i) the close of the calendar year in which such Change in Control is effected or (ii) the fifteenth (15th) day of the third (3rd) calendar month following the effective date of such Change in Control.

2